EMPLOYMENT AGREEMENT made as of the 19th day of April, 1999 between  QSound Labs, Inc. 400 – 3115 12th Street NE, Calgary, AB  T2E 7J2 Fax 403 250 1521(“Employer”) and Francis Munoz, 1092 Lake Placid Drive, Calgary, AB T2J 5G9  (“Employee”).

WHEREAS the Employer wishes to retain the services of the Employee on the terms and conditions set forth in this Employment Agreement;

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the parties agree as follows:

1.00

Employment.

1.01

Employment  The Employer hereby employs the Employee commencing on April 19, 1999, on the terms and conditions set out in this Employment Agreement (“Agreement”), and Employee hereby accepts the employment.   Employee’s employment shall be on a month to month basis and shall automatically be renewed at the end of each month for another one month period unless written notice of non-renewal is served by one party to the other party thirty (30) days prior to end of any one month term.

2.00

Duties.

2.01

Duties  Employee’s position shall be Executive Vice President  and Employee’s primary responsibilities shall be:

i)  carrying out marketing sales activities in connection with Employer’s Affiliate Program;

ii) managing the development of the Affiliate Program as a stand-alone product; and

iii) managing the integration of the Affiliate Program with Employer’s browser-based Internet store,

together with such other duties as may be assigned from time to time by Employer and which are consistent with Employee’s position as set forth above. The Employee shall:

a)

devote his full time and attention to the business and affairs of the Employer;

b)

perform those duties that may reasonably be assigned to the Employee diligently and faithfully to the best of the Employee’s abilities and in the best interests of the Employer; and

c)

use his best efforts to promote the best interests and goodwill of the Employer.

3.00

Reporting.

3.01

Reporting  The Employee shall report  to the President of the Employer.

4.00

Remuneration.

4.01

Base Salary  The annual base salary, exclusive of bonuses, benefits and other compensation, (“Salary”) payable to the Employee for his services hereunder shall be One Hundred Thousand Dollars Cdn. ($100,000.00 Cdn.) payable (less all such deductions and withholding as may be required by law or regulation) in equal semi-monthly instalments in arrears on the 1st and 15th day of each month or otherwise in accordance with Employer’s payroll policies.

4.02

Benefits  The Employer shall provide the Employee with employee benefits comparable to those provided by the Employer from time to time to other senior Employees of the Employer.

4.03

Options   The Employer shall grant to Employee options to purchase three hundred thousand (300,000) common shares of the Employer on the following terms:  The options shall vest as to 50,000 options on each of October 19, 1999,  April 19, 2000, October 19, 2000,  April 19, 2001and  October 19, 2001 and April 19, 2002.   The exercise price of the options shall be the market price of Employer’s common shares on the Nasdaq stock market on April 21, 1999.

5.00

Vacation.

5.01

Vacation  The Employee shall be entitled to three weeks’ paid vacation per fiscal year of the Employer at a time approved in advance by the President, which approval shall not be unreasonably withheld but shall take into account the staffing requirements of the Employer and the need for the timely performance of the Employee’s responsibilities.  In the event that the Employee decides not to take all the vacation to which he is entitled in any fiscal year, the Employee shall be entitled to take such vacation in the next following year at a time approved in advance by the Chairman.

6.00

Expenses.

6.01

Expenses  The Employee shall be reimbursed for all reasonable travel and other out-of-pocket expenses which are in accordance with Employer’s then current policies and which are actually and properly incurred by the Employee from time to time in connection with carrying out his duties hereunder.

7.00

Termination.

7.01

Upon Notice   This Agreement shall terminate automatically on the date on which notice of non-renewal of employment as set out in section 1.01 hereof takes effect.

7.02

Termination by Mutual Agreement   This Agreement and Employee’s employment may be terminated by Employer and Employee upon mutual agreement.

7.03

Waiver   Employee hereby expressly waives any right, by implication or otherwise, which Employee might otherwise have or claim to reasonable notice upon termination of employment.

8.00

Death

8.01

Upon Death  This Agreement shall terminate without notice upon the death of the Employee.

9.00

Change of Control.

9.01

Definition  For the purpose of this Agreement, ”Change of Control” shall be limited to:

a) any sale or exchange of common stock of Employer, any sale or exchange of assets of Employer (other than in the ordinary course of business), or any merger, statutory share exchange or other similar transaction  (“Significant Transaction”) resulting in a transfer of ownership or control of more than fifty percent (50%) of the stock, voting power, assets or business of Employer;  or

b) the acquisition by any person or entity or group of persons or entities acting in concert of the ownership of, or the power to vote, more than fifty percent (50%) of the outstanding voting securities of Employer (for which purpose, securities which are convertible into voting securities shall be deemed voting securities).

9.02

Change of Control  In the event of a Change of Control, all options then held by Employee shall immediately and automatically vest and become exercisable.

10.00

Inventions

10.01

Inventions   Employee shall promptly disclose in writing to Employer each improvement, discovery, idea and invention relating to or arising as a result of Employee’s employment  whether alone or in conjunction with others during the term of this Agreement and for one year thereafter.  Every invention, discovery or improvement conceived by Employee during the term of this Agreement, and for one year thereafter if based on Confidential Information, shall be the property of Employer and Employee hereby assigns his entire right and interest therein to Employer.  Employee shall assist Employer, at Employer’s expense an both during and after the term of this Agreement, with any copyright, trademark, or patent application, and with its filing.   Employee waives any moral rights he may have in such inventions, discoveries or improvements.

11.00

Non-solicitation.

11.01

Non-Solicitation  The Employee hereby agrees that he will not, during the period commencing on the date hereof and ending one year following the expiration of the term of, or termination of, this Agreement, be a party to or abet any solicitation of customers, clients or suppliers of the Employer or any of its subsidiaries, to transfer business from the Employer or any of its subsidiaries to any other person, or seek in any way to persuade or entice any employee of the Employer or any of its subsidiaries to leave that employment or to be a party to or abet any such action.

12.00

Non-Competition.

12.01

Non-Competition  The Employee hereby agrees that he will not, during the period commencing on the commencement date of employment and ending one year following the expiration of the term of, or termination of, this Agreement; i) be employed by or provide services to any person, corporation or other entity which may be or is contemplating to be engaged in any business which is directly or indirectly competitive with the services, technologies or products in which the Employer is or is contemplating to be engaged in (“Competitor”); or ii) own any equity interest greater than 5%  in or manage or participate in the management of or be in any other way connected with a Competitor.

13.00

Place of Employment.

13.01

Place of Employment  The Employer shall not move or otherwise relocate the place of business at which the Employee reports to work more than 50 kilometres from the current place of business at the address first set forth above.

14.00

Return of Materials.

14.01

Return of Materials  All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists (including lists of customers, suppliers, products and prices) pertaining to the business of the Employer or any of its subsidiaries and associates that may come into the possession or control of the Employee shall at all times remain the property of the Employer or such subsidiary or associate, as the case may be.  On termination of the Employee’s employment for any reason, the Employee agrees to deliver promptly to the Employer all such property of the Employer in the possession of the Employee or directly or indirectly under the control of the Employee.  The Employee agrees not to make for his personal or business use or that of any other party, reproductions or copies of any such property or other property of the Employer.

15.00

Governing Law.

15.01

Governing Law  This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta.

16.00

Severability.

16.01

Severability  If any provision of this Agreement shall be held by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, or part thereof, of this Agreement and such remaining provisions, or part thereof, shall remain enforceable and binding.

17.00

Enforceability.

17.01

Enforceability  The Employee hereby confirms and agrees that the covenants and restrictions pertaining to the Employee contained in this Agreement, including, without limitation, those contained in sections 11.01 and 12.01 hereof, are reasonable and valid and hereby further acknowledges and agrees that the Employer would suffer irreparable injury in the event of any breach by the Employee of his obligations under any such covenant or restriction.  Accordingly, the Employee hereby acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that the Employer shall therefore be entitled in lieu of any action for damages, temporary and permanent injunctive relief enjoining and restraining the Employee from any such breach.

18.00

No Assignment.

18.01

No Assignment  The Employee may not assign, pledge or encumber the Employee’s interest in this Agreement nor assign any of the rights or duties of the Employee under this Agreement without the prior written consent of the Employer.

19.00

Successors.

19.01

Successors  This Agreement shall be binding and on and enure to the benefit of the successors and assigns of the Employer and the heirs, executors, personal legal representatives and permitted assigns of the Employee.

20.00

Notices.

20.01

Notice  Any notice required to be given hereunder shall be in writing and shall be sent by personal delivery or, except during any period when postal service in interrupted, by prepaid registered mail, certified mail or overnight courier or by facsimile ("other communication") addressed as first set forth above.

 20.02

Receipt  Notices shall be effective as follows:  i) if given by registered mail or certified mail seven business days following the date upon which it was sent; ii) if personally delivered during normal business hours, when so delivered; or iii) if sent by courier, by next business day; and iv) if given by other communication on the day of transmission unless such day is not a business day in which case the next following business day. Employer and Employee may change the address designated from time to time, by notice in writing to the other party.

21.00

Miscellaneous

21.01

Waiver  The waiver of, or failure to enforce, any breach or default hereunder shall not constitute the waiver of any other or subsequent breach or default.

21.02

Entire Agreement  This Agreement and the Non-Disclosure Agreement dated is the  entire agreement and supersedes all other agreements between the parties, whether oral or written, or advertising representations, in connection with the subject matter hereof.  This Agreement shall not be subject to change or modification except by the execution of another agreement in writing subscribed to by the parties hereto.

21.03

Further Assurances  Each party agrees to execute all documents and perform all acts as may be required in order to give effect to the transactions contemplated hereunder.

21.04

Counterpart  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original.

21.05

Limitation of Liability. Employee acknowledges and agrees that Employer shall not be liable for any misrepresentations (including negligent misrepresentations) which may be made (whether directly or by implication) to Employee by Employer, its officers, employees or agents, either prior to or following the date of this Agreement, including but not limited to misrepresentations regarding the nature and/or existence of the employment opportunity offered and/or Employee’s employment with Employer.

21.06

Employee Policies.   Employee agrees to abide by Employer’s employment policies, procedures and rules which may be adopted or revised from time to time by Employer, provided that where there is a conflict between the terms of this Agreement and such policies, the terms of this Agreement shall prevail.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

QSound Labs, Inc.

per

/s/ David Gallagher

/s/ Francis Munoz

/s/ Joanna Varvos

Employee

Witness